Park Hotels & Resorts and Chesapeake Lodging Trust Merger Presentation May 6, 2019 PK: Waldorf Astoria Orlando PK: Hilton Hawaiian Village Waikiki Beach Resort CHSP: Hyatt Regency Boston Exhibit 99.2

# Park's Track Record Since Spin-Off

## Superior Results Delivered

- **46% Total Return Since Spin-Off**
- **3,400 bps Above Peers[1]**
- **Returned $2B in Capital**



50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
(10.0%)
1/4/2017
4/20/2017
8/4/2017
11/18/2017
3/4/2018
6/18/2018
10/2/2018
1/16/2019
5/3/2019
Hilton Spin JAN 2017
HNA Secondary Follow-On MAR 2018
CHSP Merger Announcement MAY 2019

### Operational Excellence

- Sector leading RevPAR growth in 2018 and 2019; exceeded peers by **65bps** in 2018 and expected to exceed peers by more than **180bps** in 2019[2]
- Continuing to narrow the margin gap with peers; forecasted to close the gap by an estimated **130bps** by year-end 2019[2]
- Increased Group segmentation by **80bps** to 32% for Pro Forma Comp Top 25 hotels in 2018

### Capital Allocation

- Successfully sold **15** non-core assets for **$590M**, while reducing exposure to international markets to ~1% of Hotel Adjusted EBITDA
- Highly successful HNA secondary—buying back **14M shares at $24.85**
- Returned **$2B** of capital to shareholders in the form of dividends and HNA stock buyback

### Balance Sheet

- Net Debt/Adjusted EBITDA[3] of **3.9x** as of 1Q19; maintained Net Debt/2019E Adj. EBITDA within stated target range of 3x to 5x
- **$1B** undrawn line of credit
- Well-covered dividend with sector leading yield; increased recurring dividend from **$0.43/share** to **$0.45/share** in 2019

Source: FactSet; data as of May 3, 2019

(1) Peers include all hotel REITs with a market-cap over $1 billion

(2) Excludes CHSP in 2019

(3) Pro Forma for PK hotels owned as of March 31, 2019

2 |

PARK HOTELS & RESORTS

1Q19 Performance and Updated 2019 Outlook Updated 2019 Outlook 1Q19: Strong Operating Results 4.5% Comp RevPAR 100bps Comp Hotel Adj. EBITDA Margin 10.3% 8% Increase in ‘Other Hotels Revenues’(1) Group Revenues Metric Updated Guidance Increase Comp RevPAR Growth: +2.5% to +4.5% +50bps Comp EBITDA Margins: +20bps to +80bps +20bps Adjusted EBITDA: $750M to $780M $5M Note: Guidance does not include the impact of the proposed Chesapeake Lodging Trust merger and other future hotel acquisitions or dispositions Ancillary hotel revenues for our comparable hotels 480bps Market Share Gains

Experienced Team with Track Record of Creating Value SVP, CAO Darren Robb SVP, FP&A Diem Larsen SVP, Strategy Ian Weissman SVP, Tax Scott Winer Executive Management Senior Management EVP, D&C Carl Mayfield Finance: Team is responsible for balance sheet management, financial reporting, forecasting and budgeting (FP&A), tax matters, investor relations and corporate strategy functions, and all capital markets activity Asset Management: Diligent oversight of revenue management initiatives with a core focus on improving operating margin; Optimize food and beverage operations; Responsible for identifying ROI opportunities to improve property level operating performance; Dedicated retail leasing and revenue management functions Design & Construction: Responsible for all capital expenditures including general maintenance, ROI redevelopment projects; Leverage internal design team to yield cost effective and creative capital improvements; Deliver 10%+ yield on invested capital; Centralized procurement Investments: Responsible for sourcing and underwriting single asset and portfolio acquisitions/dispositions Chairman, President & CEO Tom Baltimore EVP, Asset Management Rob Tanenbaum EVP, CFO & Treasurer Sean Dell’Orto EVP, HR Jill Olander EVP, CIO Matt Sparks EVP, GC Tom Morey

# Strategic Rationale for Merger

***Unique opportunity to acquire a high-quality, well-maintained portfolio that is strategically consistent with Park's existing platform***

| | |
|---|---|
| **QUALITY** | ▪ CHSP: High RevPAR (2nd highest among peers) and high margin portfolio in outstanding physical condition<br>▪ **12 of CHSP's 18 assets** are represented in Pro Forma Park's top 25 assets by 2018 RevPAR<br>▪ Well-maintained portfolio; CHSP reinvested **~$35k per key** over the past 5 years |
| **GEOGRAPHIC DIVERSITY** | ▪ Increased exposure to San Francisco, expected to be one of the strongest hotel markets over the next two years, and penetration into key submarkets (Miami Beach, Downtown LA, Boston, San Diego & Denver)<br>▪ Reduces Park's exposure to Hawaii from **24%** to **20%** of 2018 Pro Forma Hotel Adj. EBITDA(1) |
| **BRAND & OPERATOR DIVERSITY** | ▪ Broadens Park's brand mix, providing exposure to Marriott, Hyatt and IHG<br>▪ Diversifies Park's operator mix, adding exposure to **8** new operators, including Marriott, Hyatt and other third party operators |
| **UPSIDE OPPORTUNITY** | ▪ Outsized organic growth profile positions the combined company for enhanced NAV growth<br>▪ Opportunity to aggressively asset manage the portfolio to drive higher margins<br>▪ Source attractive / accretive ROI opportunities, including meeting space expansions and additional keys |
| **GROWTH** | ▪ Combined portfolio will include **66** hotels in **17** states and D.C.(1)<br>▪ Combined enterprise value of **$12.0B**(1), solidifying Park's position as the 2nd largest lodging REIT<br>▪ Enhanced liquidity and potential cost of capital advantages |
| **POSITIVE FINANCIAL IMPACT** | ▪ Accretive to Adjusted FFO per share in 2020 and beyond(1)<br>▪ RevPAR accretive – improves comparable RevPAR from **$176 to $182 (3.5%)**(1)<br>▪ Post asset sales, Park maintains a well-capitalized and flexible balance sheet to support future growth |

(1) Reflects the following Pro Forma changes – the anticipated sales, prior to the closing of the merger with Chesapeake, of the two Chesapeake New York properties (the 122-room Hyatt Herald Square New York and the 185-room Hyatt Place New York Midtown South) and three non-core PK legacy hotels that are currently under contract. This pro forma presentation is referred to throughout as "Pro Forma PK" or "Pro Forma Park", which includes 48 legacy Park hotels, plus 18 Chesapeake hotels

5 |

PARK HOTELS & RESORTS

# Transaction Overview

***Strategic combination creates premier, best-in-class lodging REIT***

| | |
|---|---|
| **TRANSACTION DETAILS** | • Park to acquire 100% of Chesapeake stock for **$2.7B**<br>– Consideration of **$31.00/share** -- **0.628x** fixed exchange ratio; $11.00 per share of cash<br>• Pro-forma ownership of ~84% Park / ~16% Chesapeake<br>• Transaction equates to a **13.9x** multiple on 2019E Adjusted EBITDA; **12.7x** on 2020E Adjusted EBITDA(1)<br>• Park anticipates Chesapeake's two NYC hotels and three Park hotels being sold at or prior to closing |
| **BOARD COMPOSITION & MANAGEMENT** | • Park executives maintain existing management positions<br>• At closing, Park's Board of Directors will be expanded by two seats to be filled from members of Chesapeake's Board |
| **SYNERGIES** | • Estimated annual general and administrative cost savings of **$17M** (current base of $19M)<br>– $9M cash G&A savings / $8M non-cash G&A savings<br>• Potential for **$8M** of incremental EBITDA in 2020 and **$17M** in 2021(2) from asset management initiatives, including grouping up, enhanced food & beverage profitability and increased ancillary income |
| **FINANCIAL IMPACT** | • Pro Forma Adjusted FFO per share expected to be accretive in 2020 **(2.0%)** and 2021 **(3.0%+)**<br>• Pro Forma Net Debt to Adjusted EBITDA expected to fall to **4.4x** when accounting for planned asset sales(3)<br>• Park expects to maintain its quarterly dividend of $0.45 per share<br>• Park continues to have ample liquidity to execute on its strategic initiatives – **$1B** undrawn Credit Facility |
| **TIMING & APPROVALS** | • Expected closing in late 3Q / early 4Q 2019<br>• Requires Chesapeake shareholder approval, regulatory approval and customary closing conditions<br>• Park stockholder approval not required |

(1) Based on Park's underwriting of Chesapeake 20-hotels portfolio, inclusive of anticipated synergies
(2) Net of incremental property taxes
(3) Reflects the following Pro Forma changes – the anticipated sales, prior to the closing of the merger with Chesapeake, of the two Chesapeake New York properties (the 122-room Hyatt Herald Square New York and the 185-room Hyatt Place New York Midtown South) and three non-core PK legacy hotels that are currently under contract

6 |

PARK HOTELS & RESORTS

Transaction Overview Key Elements of the Transaction Planned Asset Sales Net of incremental property taxes 8 Financing Synergies Misc. Phase I: Sale of five non-core assets at or prior to closing including both of Chesapeake’s New York City hotels (the 122-room Hyatt Herald Square New York and the 185-room Hyatt Place New York Midtown South) in addition to three non-core Park hotels located in secondary markets Gross proceeds from these sales are expected to be approximately $300M Phase II: Post closing, Park plans to sell 2 additional non-core hotels; proceeds expected to be $170 to $180M Park has secured a financing commitment for $1.1B to fund the following: $0.7B equity cash component $0.4B repayment of Chesapeake debt (term loan and two mortgages) Portion of transaction costs Financing commitment to be reduced if assets are sold prior to funding Synergies: 2020: ~$24M ($17M G&A savings + $8M net(1) Asset Management initiatives) 2021: ~$34M ($17M G&A savings + $17M net(1) Asset Management initiatives) $8 to $12M of additional upside: (Ancillary fees, parking, ROI) Chesapeake shareholders expected to receive their normal quarterly dividend payment between signing and closing

# Chesapeake Lodging Trust at a Glance


Hyatt Regency Boston


JW Marriott San Francisco


Ace Hotel and Theater


Hotel Adagio, Autograph


Le Meridien San Francisco


Hotel Indigo San Diego

## COMPANY OVERVIEW

- Full-service hotel REIT with an ownership in **20** high quality hotels (6,288 keys). The portfolio is concentrated across several high growth markets including San Francisco, Boston, Miami, Denver, San Diego, Los Angeles and Chicago

## OPERATING STATISTICS

- '18 RevPAR: $195 *(2nd **highest** among peers)*
- '18 Hotel Adj. EBITDA Margins: 32.4% *(2nd **highest** among peers)*

## 2018 RESULTS

- '18 RevPAR Growth: **+4.3%** *(**highest** among peers)*
- '18 Hotel Adj. EBITDA Margins: **+80bps** *(2nd **highest** among peers)*

## 2019 OUTLOOK(2)

- RevPAR Growth: **+1.5% to +3.5%** *(peers at 1.7%)*
- Hotel Adj. EBITDA Margins: **-15bps to +60bps** *(50bps above peers)*

## GEOGRAPHIC DIVERSIFICATION(1)



San Francisco
24%
Boston
17%
Denver
9%
Miami
9%
San Diego
9%
Los Angeles
8%
Chicago
8%
New Orleans
5%
New York
5%
Seattle
3%
D.C.
3%

## BRAND DIVERSIFICATION(1)



Marriott INTERNATIONAL
50%
HYATT
26%
Hilton
15%
ACE HOTEL
5%
IHG
4%


Hyatt Centric Fisherman's Wharf


Hilton Denver City Center


Royal Palm South Beach


Hilton Checkers LA


W Chicago City Center


Hyatt Regency Mission Bay

(1) Based on 2018 Adjusted Hotel EBITDAre as reported for CHSP's 20 hotels
(2) Based on full-year guidance provided by Chesapeake on February 21, 2019

8 |

PARK HOTELS & RESORTS

# Combination Creates Unparalleled Portfolio of High Quality Upper Upscale and Luxury Hotels

| | PARK HOTELS & RESORTS (1) | CLT Chesapeake Lodging Trust | PRO FORMA PARK HOTELS & RESORTS |
|---|---|---|---|
| **PROPERTY LEVEL DATA** | | | |
| # of Hotels | 51 | 20 | **66** |
| # of Keys (at 100%) | 30,500 | 6,288 | **35,383** |
| Meeting Space (SF) | 2,499K | 259K | **2,694K** |
| 2018 Hotel Adjusted EBITDA per Key(2) | $29.0K | $30.3K | **$29.7K** |
| 2018 Hotel Adjusted EBITDA(3) | $779M | $191M | **$942M** |
| **COMPARABLE OPERATING METRICS(4)** | | | |
| # of Hotels | 42 | 20 | **57** |
| 2018 Hotel Adjusted EBITDA Margin | 29.1% | 32.4% | **29.7%** |
| Occupancy (FY 2018) | 82.0% | 85.5% | **82.7%** |
| Average Daily Rate (FY 2018) | $215 | $229 | **$221** |
| Room RevPAR (FY 2018) | $176 | $195 | **$182** |

***Prior to closing, Park expects that the sales of both of Chesapeake's NYC hotels, plus three non-core PK legacy hotels, will be completed. Gross proceeds for all five hotels are expected to be approximately $300M***

***Note: Figures reflect the 48 legacy Park hotels, plus 18 Chesapeake hotels comprising Pro Forma Park. EBITDA in 2018 for the five hotels to be sold was approx. $27M***

(1) Standalone Park property level data excludes Hilton Chicago O'Hare Airport, where the ground lease expired in December 2018, Pointe Hilton Squaw Peak Resort sold in February 2019 and Hilton Nuremberg sold in March 2019
(2) Hotel Adjusted EBITDA per key figures based on consolidated properties plus unconsolidated JVs at share
(3) Includes Park's pro rata share of EBITDA from unconsolidated joint ventures
(4) 2018 operating results based on comparable portfolio of 57 hotels. Comparable operating metrics exclude unconsolidated joint venture properties and Caribe Hilton, and assets disposed of prior to 3/31/19. Pro Forma Park also excludes assets anticipated to be sold in the contemplated transaction

9 |
PARK HOTELS & RESORTS

Strategic Rationale PK: Waldorf Astoria Orlando CHSP: Royal Palm South Beach Miami PK: Casa Marina, A Waldorf-Astoria Resort CHSP: Hotel Adagio San Francisco 9

Quality: CHSP Complements PK with a High Quality Portfolio Top 25 Hotels by RevPAR(1) Contribute 58% of Total Pro Forma PK Hotel EBITDA $197 Legacy PK Top 25 Hotel RevPAR $235 Pro Forma PK Top 25 Hotel RevPAR 12 (shaded blue) of CHSP’s 18 assets are in the Top 25 Hotels of Pro Forma Park by 2018 RevPAR 13 Note: 2018 operating results based on comparable portfolio of 57 hotels. Comparable operating metrics exclude Unconsolidated Joint Venture properties and Caribe Hilton, and assets disposed of prior to 3/31/19. Pro Forma Park also excludes assets anticipated to be sold in the contemplated transaction Top 25 excludes unconsolidated joint venture properties

Quality: Accretive to Key Operating Metrics 2018 Comparable RevPAR: PRO FORMA PK vs. PEERS 2018 Comparable Hotel EBITDA Margin: PRO FORMA PK vs. PEERS

Diversification: Pro Forma Park Operating Portfolio 14 Transaction expands presence across San Francisco, San Diego and New Orleans, while layering in several new markets (Miami Beach, Downtown LA, Boston & Denver) $100M+ $50M+ $25M+ $10M+ $5–10M <$5M $200M+ l l Puerto Rico International 15% 2018 Hotel EBITDA(1) Northeast Markets 17% 2018 Hotel EBITDA(1) Florida Markets 50% 2018 Hotel EBITDA(1) West Coast & Hawaii Markets States with PF PK Presence PK CHSP Overlapping Legend Note: Circle Size Based on Hotel EBITDA Pro Forma 2018 Hotel Adjusted EBITDA

Diversification: Enhanced Geographic Exposure Defined by FY 2018 Hotel Adjusted EBITDA by market on an as reported and Pro Forma basis, respectively STANDALONE PK VS. PRO FORMA PK GEOGRAPHIC DIVERSITY(1) Increased Exposure San Francisco: +300bps Boston: +300bps Los Angeles: +200bps Denver: +200bps South Florida: +100bps San Diego: +100bps Chicago: +100bps Reduced Exposure Hawaii: -400bps Orlando: -300bps New York: -100bps Other: -300bps PRO FORMA STANDALONE 15 Hawaii San Francisco Orlando New Orleans New York South Florida Boston Chicago San Diego Washington D.C. Seattle Los Angeles Denver Other

Diversification: Brand and Operator Mix Transaction advances Park’s brand strategy, providing exposure to Marriott and Hyatt Note: Based on the total number of guestrooms (consolidated + Unconsolidated JVs at share) of the Pro Forma combined company Note: Other Brands include IHG and Ace. Other Operators include TPG Hospitality, Crestline Hotels & Resorts, IHG and Ace Hotel Group Pro Forma Park will own 51 Hilton branded hotels, 10 Marriott branded hotels, 3 Hyatt branded hotels, 1 IHG branded hotel and 1 Ace branded hotel Standalone Park Pro Forma Park 16 BRAND MIX OPERATOR MIX

Park will solidify its position as the 2nd largest publicly traded Lodging REIT Source: Public company filings as of December 31, 2018 and FactSet. Market data as of May 3, 2019 Average Lodging REIT Total Enterprise Value equates to $4.1 billion, which excludes HST and PK ENTERPRISE VALUE: PRO FORMA PK vs. PEERS Full Service Mixed & Limited Service Size & Scale: Nearly 3x the Size of the Average Lodging REIT(1)

# Value Creation: Internal Growth Story 2.0

***Incremental EBITDA of Approx. $24M in 2020 & $34M in 2021 Translating into ~$375M[1] of Value Creation, or $1.50+ per share***

| Expect to Realize Full-Run Rate in 2+ Years | | Estimated Synergies 2020 | Estimated Synergies 2021 |
|---|---|---|---|
| G&A Savings | ▪ Cash G&A of $9M<br>▪ Non-Cash comp of $8M | $17M | $17M |
| Near-Term Revenue Synergies | ▪ Revenue Management: Grouping Up (150bps of upside) and Remixing the Mix<br>▪ F&B Revenues: Menu engineering/pricing, added group catering contribution<br>▪ Destination Fees: Marginally increase rates, while improving capture rate | $11M | $20M |
| Expense Savings | ▪ Renegotiate fees<br>▪ Franchise conversions<br>▪ F&B Expense: Food costs, menu engineering, productivity, hours of operations | $2M | $3M |
| Incremental Expenses | ▪ Incremental property tax (Prop 13) and insurance expense | ($5M) | ($6M) |
| ***Estimated Synergies*** | | ***~$24 Million*** | ***~$34 Million*** |

| | | |
|---|---|---|
| Future Potential | ▪ New Destination Fees<br>▪ Parking upside<br>▪ Other fee reductions<br>▪ ROI Projects: Additional keys; Expand meeting space | $8M to $12M |

Note: Actual future incremental EBITDA may differ materially from this hypothetical presentation. Please see the forward-looking statements disclaimer on slide 36 of this presentation for a discussion of the risks that could cause actual results to differ materially from any potential or estimated results

(1) Assumes a 12.5x valuation multiple, discounted back 2 years

PARK HOTELS & RESORTS

17 |

# Adjusted EBITDA Bridge

***Combined company projected to generate ~$925M of Adjusted EBITDA on a run-rate basis Pro Forma for 2019 and potential for an additional ~$25M of incremental EBITDA from upside opportunities over time***

Note: Dollar in millions



$765
$178
$17
($30)
($5)
$925
$13
$8 to $12M
$950
2019E PK Standalone Adj. EBITDA
+ 2019E CHSP Standalone Corporate Adj. EBITDAre
+ Corporate G&A Savings
- Hotel EBITDA from Asset Sales
- Incremental Property Tax & Insurance
Pro Forma Adj. EBITDA
+ 2020E Upside Opportunities
+ Future Upside Opportunities
Combined Company with Upside Opportunities

| ASSUMPTIONS: | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| | *1Q19 Updated Outlook, Midpoint* | *2019 Outlook, as reflected in CHSP's 2/21/19 press release, Midpoint[1]* | *Mgmt. estimate, assumes ~$2M of incremental G&A to operate combined platform* | *Includes sale of CHSP's 2 NYC assets and 3 non-core legacy Park assets* | *Mgmt. estimate; see slide 17 for details* | | *2020E Asset management initiatives, see slide 17 for details* | *Addition of destination fees, parking upside & select ROI projects; see slide 17 for details* | |

Note: Actual future Adj. Corporate EBITDA may differ materially from this hypothetical presentation. Please see the forward-looking statements disclaimer on slide 36 of this presentation for a discussion of the risks that could cause actual results to differ materially from any potential or estimated results

[1] Chesapeake's 2019 Outlook was prepared by Chesapeake in February 2019 (and has not been updated) and is based on a number of factors, many of which are outside Chesapeake's control and all of which are subject to change (and do not reflect the impacts and other effects of the proposed merger transactions).

18 |

PARK HOTELS & RESORTS

Proactive Deleveraging Plan Park Plans To Reduce Leverage By Selling Up To $500M Of Assets Pre And Post Transaction Transaction results in modest increase in leverage with Net Debt to Adjusted EBITDA(1) increasing to 4.6x from 3.9x as of 1Q19 Phase I (Pre-Closing): Disposition of five identified assets including both of Chesapeake’s NYC hotels (Hyatt Herald Square New York and Hyatt Place New York Midtown South) in addition to three non-core Park hotels at or prior to closing. Gross proceeds are expected to be approximately $300M. Post Phase I asset sales, net debt to Adjusted EBITDA falls to 4.4x Phase II (Post-Closing): Disposition of two additional assets for $170M to $180M to reduce overall leverage to 4.3x Since spin, Park has preserved a strong and flexible balance sheet within its targeted leverage ratio of 3x to 5x Pro Forma Park Leverage vs. Peers(1) Asset Sales Post Announcement of Transaction 23 Benchmarking based on net debt and Adjusted EBITDA for peers as of 12/31/2018 and projected net debt and Adjusted EBITDA of Pro Forma Park as of 3/31/2019 Reflects the following Pro Forma changes – the anticipated sales, prior to the closing of the merger with Chesapeake, of the two Chesapeake New York properties (the 122-room Hyatt Herald Square New York and the 185-room Hyatt Place New York Midtown South) and three non-core PK legacy hotels that are currently under contract

Pro Forma Capitalization As of 3/31/2019 and held constant for all periods; includes unvested share-based compensation on a diluted basis Reflects the anticipated sales, prior to closing of the two Chesapeake New York properties and three non-core PK legacy hotels that are currently under contract Excludes Park's unamortized deferred financing costs, debt discounts, and capitalized lease obligations Adjusted EBITDA reflects midpoint of PK 2019 full year guidance provided on May 6, 2019 and the midpoint of Chesapeake’s 2019 full year guidance provided on February 21, 2019. 2019 guidance is based on a number of factors, many of which are outside Park’s and Chesapeake’s control and all of which is subject to change and do not reflect, among other things, the impacts of the proposed transaction 22

Transaction Sources & Uses: Assumes Phase I Asset Sales 34 Note: Debt figures as of 3/31/2019

Pro Forma Balance Sheet & Credit Metrics Pro Forma Capital Structure(1)(2) Post Transaction Position Highlights Pro Forma Debt Maturity Schedule(5) Reflects actual debt balances for 3/31/19 after approx. $440 million of existing CHSP debt paydowns Equity capitalization based on market pricing of equity as of 5/3/19 and Pro Forma debt balances as of 3/31/2019; includes $170 million of cash Adjusted EBITDA reflects midpoint of PK 2019 full year guidance provided on May 6, 2019 and the midpoint of Chesapeake’s 2019 full year guidance provided on February 21, 2019. 2019 guidance is based on a number of factors, many of which are outside Park’s and Chesapeake’s control and all of which are subject to change and do not reflect, among other things, the impacts of the proposed transaction Includes PK 2023 Convertible Notes, Capital Leases, and PK pro-rata share of unconsolidated joint venture debt Excludes pro-rata share of unconsolidated joint venture debt Reflects prepayment of Hilton Denver City Center mortgage on the “At Par” date of 2/1/2022 stated in the loan agreement, which is before the stated maturity in 8/1/2042 50 unencumbered hotels, or 62% of Adjusted EBITDA(3) Despite increase in leverage, Pro Forma WACD remains constant at 4.1% to PK standalone Undrawn $1 billion revolving credit facility 59% Fixed Debt vs. 41% Floating Debt(4) 36% Unsecured Debt vs. 64% Secured Debt(4) (6)

Appendix: Non-GAAP Financial Measures Reconciliations PK: Parc 55 San Francisco – A Hilton Hotel CHSP: JW Marriott San Francisco Union Square 31

Non-GAAP Financial Measures Reconciliations EBITDA and Adjusted EBITDA Guidance (continued) EBITDA and Adjusted EBITDA Year Ending (unaudited, in millions) December 31, 2019 Low Case High Case Net income $ 294 $ 323 Depreciation and amortization expense 278 278 Interest income (8) (8) Interest expense 130 130 Income tax expense 13 14 Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates 23 23 EBITDA 727 757 Share-based compensation expense 15 15 Adjusted EBITDA $ 745 $ 775 (1) Included in other (loss) gain, net in the consolidated statement of operations. (2) For 2017, includes $18 million of distributions received from investments in affiliates in excess of the investment balance that were included within equity in earnings from investments in affiliates in the consolidated statement of operations.

Non-GAAP Financial Measures Reconciliations Comparable Hotel Adjusted EBITDA and Comparable Hotel Adjusted EBITDA Margin

Non-GAAP Financial Measures Reconciliations EBITDA and Adjusted EBITDA

Non-GAAP Financial Measures Reconciliations Comparable Hotel Adjusted EBITDA and Comparable Hotel Adjusted EBITDA Margin

Non-GAAP Financial Measures Reconciliations Net Debt and Net Debt to Pro-forma Adjusted EBITDA Ratio (1) See Slide 29 for Pro-forma Adjusted EBITDA at March 31, 2019. Pro-forma Adjusted EBITDA excludes results from the 13 hotels disposed of in 2018, 1 hotel returned to the ground lessor in 2018 and 2 hotels disposed of in 2019.

Non-GAAP Financial Measures Reconciliations Pro-forma TTM Adjusted EBITDA

Non-GAAP Financial Measures Reconciliations Comparable Hotel Adjusted EBITDA The financial information below is for the 42 comparable hotels owned as of March 31, 2019. Included in other (loss) gain, net in the consolidated statement of operations. Includes other revenues and other expenses, non-income taxes on REIT leases included in other property-level expenses and corporate general and administrative expenses in the consolidated statement of operations.

Non-GAAP Financial Measures Reconciliations Comparable Hotel Metrics The financial information below is for the 42 comparable hotels owned as of March 31, 2019. (1) Includes revenues from Park’s non-comparable hotels and rental revenues from office space and antenna rent leases located at our hotels.

Non-GAAP Financial Measures Reconciliations Hotel Adjusted EBITDA Including Unconsolidated Joint Ventures Included in other (loss) gain, net in the consolidated statement of operations. Includes other revenues and other expenses, non-income taxes on REIT leases included in other property-level expenses and corporate general and administrative expenses in the consolidated statement of operations.

Guidance EBITDA and Adjusted EBITDA Park’s full-year 2019 guidance is based on a number of factors, many of which are outside Park’s control and all of which are subject to change.  This guidance does not reflect the impacts of the proposed merger transaction with Chesapeake.  Park may change the guidance provided during the year as actual and anticipated results vary from these assumptions.  Park undertakes no obligation to update or revise publicly any guidance.  Please see the forward-looking statements disclaimer on slide 36 of this presentation for a discussion of the risks that could cause actual results to differ materially from any potential or estimated results.

Definitions EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates. Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude: Gains or losses on sales of assets for both consolidated and unconsolidated investments; Gains or losses on foreign currency transactions; Transition expense related to the Company’s establishment as an independent, publicly traded company; Transaction costs associated with hotel acquisitions or dispositions expensed during the period; Severance expense; Share-based compensation expense; Casualty and impairment losses; and Other items that management believes are not representative of the Company’s current or future operating performance. Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, including both comparable and non-comparable hotels but excluding hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels. Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue. EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies. The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and to evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry. EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing results as reported under U.S. GAAP.

Definitions (cont’d) Net Debt Net debt, presented herein, is a non-GAAP financial measure that the Company uses to evaluate its financial leverage. Net debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents. The Company believes Net debt provides useful information about its indebtedness to investors as it is frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net debt may not be comparable to a similarly titled measure of other companies. Net Debt to Pro-forma Adjusted EBITDA Ratio Net debt to Pro-forma Adjusted EBITDA ratio, presented herein, is a non-GAAP financial measure and is included as it is frequently used by securities analysts, investors and other interested parties to compare the financial condition of companies. Net debt to Pro-forma Adjusted EBITDA ratio should not be considered as an alternative to measures of financial condition derived in accordance with U.S. GAAP and it may not be comparable to a similarly titled measure of other companies. Comparable Hotels The following disclosure is applicable only to the non-GAAP financial measures reconciliations on slides 24-33 of this presentation: The Company presents certain data for its consolidated hotels on a comparable hotel basis as supplemental information for investors. The Company defines its comparable hotels as those hotels that: (i) were active and operating in the Company’s portfolio since January 1st of the previous year; and (ii) have not sustained substantial property damage, business interruption, undergone large-scale capital projects or for which comparable results are not available. The Company presents comparable hotel results to help the Company and its investors evaluate the ongoing operating performance of its comparable hotels. Of the 43 hotels that the Company consolidated as of March 31, 2019, 42 have been classified as comparable hotels. Due to the continued effects of business interruption from Hurricane Maria at the Caribe Hilton in Puerto Rico, the results from that property were excluded from the Company’s comparable hotels. The Company’s comparable hotels as of March 31, 2019 also exclude one hotel returned to the lessor after the expiration of the ground lease in December 2018 and two consolidated hotels that were sold in February and March 2019. Of the 46 hotels that the Company consolidated as of December 31, 2018, 44 hotels were classified as comparable hotels. Due to the conversion of a significant number of rooms at the Hilton Waikoloa Village to HGV timeshare units in 2017, and due to the effects of business interruption from Hurricane Maria at the Caribe Hilton in Puerto Rico, the results from these properties were excluded from the Company’s comparable hotels. The Company’s comparable hotels as of December 31, 2018 also exclude the 12 consolidated hotels that were sold in January and February 2018. Pro-forma The following disclosure is applicable only to the non-GAAP financial measures reconciliations on slides 24-33 of this presentation: Certain financial measures and other information have been adjusted to reflect the effects of hotels disposed of during the periods presented. When presenting such information, the amounts are identified as “Pro-forma.”

About Park and Safe Harbor Disclosure About Park Hotels & Resorts Inc. Park (NYSE: PK) is the second largest publicly traded lodging real estate company with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio consists of 51 premium-branded hotels and resorts with over 30,000 rooms, primarily located in prime U.S. markets with high barriers to entry. Visit www.pkhotelsandresorts.com for more information. Forward-Looking Statements This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, the effects of competition and the effects of future legislation or regulations, the expected completion of anticipated acquisitions and dispositions, the declaration and payment of future dividends, statements about the benefits of the proposed transaction involving Park and Chesapeake and statements that address operating performance, events or developments that Park expects or anticipates will occur in the future, including but not limited to statements regarding anticipated synergies and G&A savings, future financial and operating results, plans, objectives, expectations and intentions, expected sources of financing, anticipated asset dispositions, anticipated leadership and governance, creation of value for stockholders, benefits of the proposed transaction to customers, employees, stockholders and other constituents of the combined company, the integration of Park and Chesapeake, cost savings and the expected timetable for completing the proposed transaction, and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements for various reasons, including risks associated with Park’s ability to consummate the proposed transaction and the timing of the closing of the proposed transaction; the ability to satisfy conditions necessary to close the proposed transaction; applicable regulatory changes; the availability of financing; risks associated with acquisitions generally, including the integration of the combined companies’ businesses; risks associated with execution of anticipated asset dispositions; risks associated with achieving expected revenue synergies or cost savings; as well as other risks and uncertainties detailed from time to time in Park’s filings with the SEC. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2018, as such factors may be updated from time to time in Park’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Additional Information about the Proposed Transaction and Where to Find It In connection with the proposed transaction, Park intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Chesapeake and also constitutes a prospectus of Park. Park and Chesapeake also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus will be sent to Chesapeake’s shareholders. Investors may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Park and Chesapeake with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Park with the SEC will be available free of charge on Park’s website at http://www.pkhotelsandresorts.com or by contacting Park’s Investor Relations at (571) 302-5591. Copies of the documents filed by Chesapeake with the SEC will be available free of charge on Chesapeake’s website at http://www.chesapeakelodgingtrust.com or by contacting Chesapeake’s Investor Relations at (571) 349-9452. Chesapeake and its trustees and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about trustees and executive officers of Chesapeake is available in the proxy statement for its 2019 Annual Meeting, which was filed with the SEC on April 30, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement/prospectus carefully before making any voting or investment decisions when it becomes available before making any voting or investment decisions. Investors may obtain free copies of these documents from Park or Chesapeake using the sources indicated above. This communication and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.